Exhibit 99



                        SWIFT ENERGY NAMES TERRY E. SWIFT
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                       CHAIRMAN OF THE BOARD OF DIRECTORS
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                       AND RAYMOND E. GALVIN VICE-CHAIRMAN
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HOUSTON,  June 2, 2006 -- Swift Energy  Company  (NYSE:  SFY) announced that its
Board of Directors has named Terry E. Swift to serve as Chairman of the Board. The Board of Directors also named current Board member Raymond E. Galvin as Vice Chairman of the Board. Swift Energy's Board of Directors now consists of nine members, with seven independent directors.

Terry E. Swift continues to serve as Chief Executive Officer of Swift Energy Company, a position he has held since May 8, 2001. He has also been a member of the Company's Board of Directors since May 2000. Terry Swift represents the fourth generation of the Swift family in the oil and gas industry.

Mr. Swift graduated from the University of Houston with a Bachelor of Science in Chemical Engineering. He also earned a Master of Business Administration under the President/Key Executive Program of Pepperdine University.

Mr. Galvin has served as a director of Swift Energy since 2003. From 1992 until he retired in February 1997, he was the President of Chevron USA Production Company. He also served as a director of Chevron Corporation from 1995 to 1997 and as a Vice President of Chevron Corporation from 1988 to 1997. He holds the degree of Bachelor of Science in Petroleum Engineering.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana, Texas and most recently Alaska, as well as oil and natural gas reserves in New Zealand. Over the Company's 26-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.


Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412


              16825 Northchase Drive, Suite 400, Houston, TX 77060
                              www.swiftenergy.com